Exhibit 4(xx)

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following description is a summary of certain terms of the capital stock of Stryker Corporation (“Stryker” or the “Company”). It does not purport to be complete and is subject in all respects to the applicable provisions of the Michigan Business Corporation Act, as amended, or the MBCA, our Restated Articles of Incorporation, as amended, or our articles, and our By-laws, as amended, or our by-laws. As used in this exhibit, and except where the context otherwise requires, “we,” “us,” and “our” refer to Stryker Corporation.

Capital Stock
Our authorized capital stock consists of (1) 1,000,000,000 shares of common stock, $0.10 par value per share and (2) 500,000 shares of preferred stock, $1.00 par value per share.

Common Stock
Each share of common stock entitles the holder thereof to one vote for each share held by it of record on each matter submitted to a vote. Other than the election of directors, if an action is to be taken by vote of the shareholders, it will be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required in our articles or by-laws. Directors are elected by a majority of the votes cast by the holders of shares entitled to vote (and for such purpose, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee); provided, however, that if as of the record date for a meeting at which directors will be elected, there are more nominees than positions on the board of directors to be filled by election at such meeting, each director shall be elected by a plurality of the votes cast at the election.

Subject to the prior payment or provision therefor of dividends on the preferred stock, if any, holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. Holders of our common stock have no conversion, preemptive or other rights to subscribe for any securities of ours, and there are no redemption or sinking fund provisions with respect to such shares. In the event of any liquidation, dissolution or distribution of our assets and after satisfaction of the preferential requirements of the preferred stock, if any, holders of common stock will be entitled to share ratably in the distribution of the remaining assets of the Company available for distribution. The rights, preferences and privileges of holders of common stock are subject to applicable law and the rights of the holders of any shares of preferred stock and any additional classes of stock that we may issue in the future.

Preferred Stock
Our articles authorize our Board of Directors to issue up to 500,000 shares of preferred stock in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by our Board of Directors. Our Board of Directors is authorized to

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prescribe the relative rights and preferences of each series, and the limitations applicable thereto, including but not limited to the following: (1) the voting powers, full, special, or limited, or no voting powers; (2) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (3) the rights, terms and conditions, if any, for conversion of preferred stock into shares of other series or classes of stock; (4) any right of the Company to redeem the shares of preferred stock, and the price, time and conditions of redemption, including the provisions for any sinking fund; and (5) the rights of holders of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of our assets. Unless otherwise provided by our Board of Directors, upon redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

Limitation of Liability
Our articles provide that, to the full extent authorized or permitted by the MBCA, directors of Stryker will not be personally liable to Stryker or its shareholders for any acts or omissions in such person’s capacity as a director. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

Certain Statutory, Articles and By-law Provisions Affecting Shareholders
Certain provisions in our articles and by-laws and the MBCA may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

Business Combination Act
We are subject to the provisions of Chapter 7A of the MBCA, which provides that business combinations between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote and not less than two-thirds of each class of stock entitled to vote (excluding voting shares owned by such 10% owner). Chapter 7A defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an interested shareholder or certain affiliates. An “interested shareholder” is generally any person who owns 10% or more of the voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person. Such requirements do not apply if the transaction satisfies fairness standards, other specified conditions are met and the interested shareholder has been such for at least five years.

Article and By-Law Provisions
Our articles and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non- negotiated takeover attempts. These provisions include an advance notice requirement for director nominations and actions to

Exhibit 4(xx)
be taken at annual meetings of shareholders and the availability of authorized but unissued blank check preferred stock.

Advance Notice Requirement
Our by-laws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the secretary of Stryker prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Stryker not less than 90 days nor more than 120 days prior to the meeting. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

Special Meetings of Shareholders
Under our by-laws, special meetings of shareholders may be called by the chair of our Board of Directors, our chief executive officer, our president or by order of our Board of Directors. Our by-laws provide that a special meeting of the shareholders shall be called by the chief executive officer upon written request of one or more record holders of shares of our common stock representing not less than 25% of our issued and outstanding shares of common stock.

Blank Check Preferred Stock
Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of our common stock could include:
•reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;
•restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;
•dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;
•dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

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•restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing
Our common stock is listed on the New York Stock Exchange under the symbol “SYK.”

Exhibit 4(xx)
Description of Debt Securities:
1.125% Notes due 2023
2.125% Notes due 2027
2.625% Notes due 2030
    The Company previously filed a registration statement on Form S-3 (File No. 333-209526), which was filed with the Securities and Exchange Commission on February 12, 2016 and covers the issuance of the Company’s 1.125% Notes due 2023 (the “2023 notes”), the 2.125% Notes due 2027 (the “2027 notes”), and the 2.625% Notes due 2030 (the “2030 notes” and together with the 2023 notes, the 2027 notes and the 2030 notes, the “notes”). The notes are governed by a base indenture dated January 15, 2010 between the Company and U.S. Bank National Association, as trustee, as supplemented by the applicable supplemental indenture governing a particular series of notes (as so supplemented, the “Indenture”). This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture and the notes, including definitions of certain terms used in the Indenture and the notes.

General
The 2023 notes, the 2027 notes and the 2030 notes were issued as separate series of debt securities under the Indenture. The notes are senior unsecured obligations of ours and rank equally in right of payment with our other existing and future senior unsecured indebtedness. The notes are not secured by any of our assets. Any future claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Holders of secured debt that we have now or may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the value of the collateral securing such debt. The notes are structurally subordinated to all liabilities of our subsidiaries, including trade payables. Because we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of that subsidiary. This means that your right to payment as a holder of our notes is also subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us.

The Indenture does not limit the amount of notes, unsecured debentures or other evidences of indebtedness that we may issue under the Indenture and provides that notes, unsecured debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of any series having the same ranking and terms and conditions as the notes of the same series, except for the issue date, the public offering price and, in some cases, the first interest payment date. Any additional notes having such similar terms,

Exhibit 4(xx)
together with the notes offered of the same series, will constitute a single series of securities under the Indenture.

We issued the notes in fully registered book-entry form without coupons and in denominations of €100,000 and integral multiples of €1,000 thereafter.

Principal of and interest on the notes are payable, and the notes are transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders thereof.

The 2023 notes, the 2027 notes and the 2030 notes are listed on the New York Stock Exchange under the symbols “SYK23,” “SYK27,” and “SYK30,” respectively. We have no obligation to maintain such listings, and we may delist any series of the notes at any time.

U.S. Bank National Association is registrar and transfer agent for the notes. Upon notice to the trustee, we may change the registrar or transfer agent.

Fixed Rate Notes
The 2023 notes, 2027 notes and 2030 notes bear interest from the date of issuance, payable annually on November 30 of each year, beginning November 30, 2019, to the persons in whose names such notes are registered at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date would otherwise be a day that is not a business day, such interest payment date will be postponed to the next date that is a business day and no interest will accrue on the amounts payable from and after such interest payment date to the next business day. If the maturity date of any series of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

Business Day
For purposes of the notes, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

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Issuance in euro
All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate is determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars do not constitute an Event of Default (as defined in the Indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Optional Redemption
We may redeem the notes prior to October 31, 2023 in the case of the 2023 notes, August 31, 2027 in the case of the 2027 notes and August 31, 2030 in the case of the 2030 notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to the greater of:

1)100% of the principal amount of the applicable series of the notes to be redeemed; or
2) an amount determined by the Quotation Agent (as defined below) equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) to October 31, 2023 with respect to the 2023 notes, August 31, 2027 with respect to the 2027 notes and August 31, 2030 with respect to the 2030 notes, discounted to the date of redemption on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate (as defined below), plus 25 basis points with respect to the 2023 notes, 30 basis points with respect to the 2027 notes and 35 basis points with respect to the 2030 notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after October 31, 2023 in the case of the 2023 notes, August 31, 2027, in the case of the 2027 notes and August 31, 2030, in the case of the 2030 notes, we may redeem the applicable series of the notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such series of the notes, plus accrued and unpaid interest to, but not including, the redemption date.

Exhibit 4(xx)

The principal amount of any note remaining outstanding after a redemption in part shall be €100,000 or a higher integral multiple of €1,000. Notwithstanding the foregoing, installments of interest on any series of the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us (the “Quotation Agent”), a German government bund whose maturity is closest to the par call date, or if such Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bund as such Quotation Agent may, with the advice of three brokers of, and/or market makers in, German government bunds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Quotation Agent selected by us.

Notice of any redemption will be mailed (or, in the case of notes held in book-entry form, be transmitted electronically) at least 10 days but not more than 60 days before the redemption date to each registered holder of the applicable series of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable series of the notes or portions thereof called for redemption. If less than all of the applicable series of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee in accordance with the standard procedures of the depositary. If the notes to be redeemed are not global notes then held by Euroclear or Clearstream, the trustee will select the notes to be redeemed on a pro rata basis. If the notes are listed on the NYSE or any other national securities exchange, the trustee will select notes in compliance with the requirements of the NYSE or other principal national securities exchange on which the notes are listed.

Notwithstanding the foregoing, if less than all of a series of notes are to be redeemed, no notes of such series of a principal amount of €100,000 or less shall be redeemed in part. If money sufficient to pay the redemption price on the series of notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of the Fixed Rate Notes (or such portion thereof) called for redemption.

Optional Redemption for Tax Reasons
The notes of any series may be redeemed at our option in whole, but not in part, on not less than 10 nor more than 60 days’ prior notice, at 100% of the principal amount of such series,

Exhibit 4(xx)
together with accrued and unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the original issue date with respect to the notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described below in “—Payment of Additional Amounts.”

Payment of Additional Amounts
All payments of principal, interest, and premium, if any, in respect of the notes will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

We will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest in respect of the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

1) to the extent any tax, assessment or other governmental charge would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;
c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax-exempt organization, or a corporation that has accumulated earnings to avoid U.S. federal income tax;

Exhibit 4(xx)
d)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or
e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;
2)to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
3)to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
4)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
5)to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any notes, if such payment can be made without such withholding by any other paying agent;
6)to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of notes;
7)to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such note been presented for payment on any day during such 30-day period;
8)to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future

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regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, whether currently in effect or as published and amended from time to time;
9)to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or
10) in the case of any combination of the above numbered items.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we are not required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Optional Redemption for Tax Reasons,” the term “United States” means the United States of America, its territories and possessions, the states of the United States and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United
States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs in respect of a series of notes, unless we have exercised our right to redeem the notes of such series as described above under “—Optional Redemption,” we will be required to make an offer (a “Change of Control Offer”) to each holder of notes of such series to repurchase all or any part (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to

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repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:
•accept for payment all notes or portions of notes (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) properly tendered pursuant to our offer;
•deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) we have previously or concurrently mailed a redemption notice with respect to all of the outstanding notes as described under “Optional Redemption” above.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of any series validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making such an offer in lieu of us as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such

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notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the Second Change of Control Payment Date.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions
“Below Investment Grade Rating Event” means the notes of such series are rated below Investment Grade by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the notes of such series are rated Investment Grade by at least one of such Rating Agency and are not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:
1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;
2)the adoption of a plan relating to our liquidation or dissolution;
3)the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

Exhibit 4(xx)
4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(i) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (ii) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director). “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person. The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting

Exhibit 4(xx)
the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Certain Covenants

Limitation on Liens
The Indenture contains a covenant that we will not, and we will not permit any of our Restricted Subsidiaries to, issue, assume or guarantee any Indebtedness secured by any Mortgage upon any of our Principal Properties or those of any of our Restricted Subsidiaries without equally and ratably securing the notes (and, if we so determine, any other Indebtedness ranking equally with the notes) with such Indebtedness.

This covenant will not prevent us or any of our Restricted Subsidiaries from issuing, assuming or guaranteeing:
•any purchase money mortgage on such Principal Property prior to, simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a substantial improvement”) of such Principal Property or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;
•Mortgages on a Principal Property existing at the time of acquisition, including acquisition through merger or consolidation;
•Mortgages existing on the date of the initial issuance of the notes, Mortgages on assets of a corporation or other business entity existing on te date it becomes a Restricted Subsidiary or is merged or consolidated with us or a Restricted Subsidiary or at the time the corporation or the business entity sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to us or a Restricted Subsidiary or Mortgages on the assets of a Subsidiary that is newly designated as a Restricted Subsidiary if the Mortgage would have been permitted under the provisions of this paragraph if such Mortgage was created while the Subsidiary was a Restricted Subsidiary;
•Mortgages in favor of us or a Restricted Subsidiary;
•Mortgages for taxes, assessments or governmental charges or levies that are not delinquent or that are being contested in good faith;
•Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanic’s, landlords’ and other similar Mortgages arising in ordinary course of business that are not delinquent or remain payable without penalty or that are being contested in good faith;
•Mortgages (other than any Mortgage imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

Exhibit 4(xx)
•Easements, rights-of-way, restrictions, encroachments, imperfections and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount and do not in any case materially detract from the value of the Principal Property subject thereto or materially interfere with the ordinary conduct of our and our Subsidiaries’ business, taken as a whole;
•Mortgages arising by reason of deposits with, or the giving of any form of security to, any governmental agency or anybody created or approved by law or governmental regulation, including any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
•Mortgages arising from filing Uniform Commercial Code financing statements relating solely to leases; and
•Mortgages to secure Indebtedness incurred to extend, renew, refinance or replace Indebtedness secured by any Mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced Indebtedness does not exceed the principal amount of Indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage (and, in the case of real property, improvements).

Limitations on Sale and Leaseback Transactions
The Indenture contains a covenant that we will not, and will not permit our Restricted Subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property owned or acquired thereafter that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such Principal Property, a “sale and leaseback transaction,” without equally and ratably securing the notes (and, if we shall so determine, any other Indebtedness ranking equally with the notes), unless:
•within 180 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Principal Property at the time of such sale or transfer to any (or a combination) of (1) the prepayment or retirement (other than any mandatory prepayment or retirement) of our Senior Funded Debt or (2) the purchase, construction, development, expansion or improvement of other comparable property, subject in each case to credits for voluntary retirements of Senior Funded Debt; or
•we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Indebtedness secured by a Mortgage on such Principal Property, in an amount at least equal to the Attributable Debt in respect of the sale and leaseback transaction, without equally and ratably securing the notes pursuant to “—Limitation on Liens” described above.

Exhibit 4(xx)
The foregoing restriction will not apply to:
•any sale and leaseback transaction for a term of not more than three years including renewals;
•any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within three years after the later of (1) the date of the issuance of the notes under the Supplemental Indenture, or (2) the date such Principal Property was acquired;
•any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or
•any sale and leaseback transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries.

Exception to Limitations for Exempted Debt
Notwithstanding the limitations in the Indenture on liens and sale and leaseback transactions, we or our Restricted Subsidiaries may, in addition to amounts permitted under such restrictions and without equally and ratably securing the notes, create or assume and renew, extend or replace Mortgages, or enter into sale and leaseback transactions without any obligation to retire any Senior Funded Debt of us or any Restricted Subsidiary, provided that at the time of such creation, assumption, renewal, extension or replacement of a Mortgage or at the time of entering into such sale and leaseback transactions, and after giving effect thereto, Exempted Debt does not exceed 15% of our Consolidated Net Tangible Assets.

Definitions
For purposes of the Indenture:

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction as determined in good faith by us) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may

Exhibit 4(xx)
be so terminated) or (y) the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) that under generally accepted accounting principles would be included on a consolidated balance sheet of us and our consolidated Restricted Subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) investments in Unrestricted Subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined (1) Indebtedness of us and our Restricted Subsidiaries secured by a Mortgage and not permitted to exist under the Indenture and (2) Attributable Debt of us and our Restricted Subsidiaries in respect of all sale and leaseback transactions not permitted under the Indenture.

“Funded Debt” means Indebtedness that matures more than one year from the date of creation, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding
Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means any and all of the obligations of a person for money borrowed that in accordance with generally accepted accounting principles would be reflected on the balance sheet of such person as a liability as of the date of which the Indebtedness is to be determined. For the avoidance of doubt, a change in generally accepted accounting principles subsequent to the issue date of the notes shall not be deemed an incurrence of Indebtedness.

“Investment” means any investment in stock, evidences of Indebtedness, loans or advances, however made or acquired, but does not include our account receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of Indebtedness, loans or advance made in connection with the sale to any Subsidiary of our accounts receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business.

Exhibit 4(xx)
“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Principal Property” means all real property and improvements thereon owned by us or a Restricted Subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility, and improvements therein, having a net book value in excess of 2% of Consolidated Net Tangible Assets that is located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any real property and improvements thereon that our Board of Directors declares by resolution not to be of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means a Subsidiary that owns a Principal Property.

“Senior Funded Debt” means all Funded Debt (except Funded Debt, the payment of which is subordinated to the payment of the notes).

“Subsidiary” means a corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means the equity interest that ordinarily has voting power for the election of directors, managers or trustees of an entity, or persons performing similar functions, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

Consolidation, Merger and Sale of Assets
We may consolidate or merge with or into any other corporation, and we may sell or transfer all or substantially all of our assets to another corporation, provided, among other things, that (a) we are the surviving corporation or the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of, and premium, if any, and interest, if any, on the notes issued under the Indenture and the performance and observance of the Indenture and (b) we or such successor corporation shall not immediately thereafter be in default under the Indenture.

Events of Default
The following events are defined in the Indenture as “Events of Default”:
•default in the payment of any installment of interest on any series of notes for 30 days after becoming due;

Exhibit 4(xx)
•default in the payment of principal or premium, if any, of any series of notes when due;
•default in the deposit of any sinking fund payment, when due;
•default in the performance of any other covenant for 90 days after notice, which must be sent by either the trustee or holders of 25% of the principal amount of the notes of the affected series; and
•certain events of bankruptcy, insolvency or reorganization.

If an Event of Default occurs and continues with respect to a series of notes, either the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series may declare the entire principal amount of all of such series to be due and payable; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, such acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.

Exhibit 4(xx)

Description of Debt Securities:

0.250% Notes due 2024
0.750% Notes due 2029
1.000 % Notes due 2031
The Company has an effective a registration statement on Form S-3 (File No. 333-229539), which was filed with the Securities and Exchange Commission on February 7, 2019 and covers the issuance of the Company’s 0.250% Notes due 2024 (the “2024 notes”), the 0.750% Notes due 2029 (the “2029 notes”) and the 1.000% Notes due 2031 (the “2031 notes” and together with the 2024 notes, the 2029 notes and the 2031 notes, the “notes”). The notes are governed by a base indenture dated January 15, 2010 between the Company and U.S. Bank National Association, as trustee, as supplemented by the applicable supplemental indenture governing a particular series of notes (as so supplemented, the “Indenture”). This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture and the notes, including definitions of certain terms used in the Indenture and the notes.

General
The notes were issued as separate series of debt securities under the Indenture. The notes are senior unsecured obligations of ours and rank equally in right of payment with our other existing and future senior unsecured indebtedness. The notes are not secured by any of our assets. Any future claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Holders of secured debt that we have now or may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the value of the collateral securing such debt. The notes are structurally subordinated to all liabilities of our subsidiaries, including trade payables. Because we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of that subsidiary. This means that your right to payment as a holder of our notes is also subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us.

Exhibit 4(xx)
The Indenture does not limit the amount of notes, unsecured debentures or other evidences of indebtedness that we may issue under the Indenture and provides that notes, unsecured debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of any series having the same ranking and terms and conditions as the notes of the same series, except for the issue date, the public offering price and, in some cases, the first interest payment date. Any additional notes having such similar terms, together with the notes offered of the same series, will constitute a single series of securities under the Indenture. If the additional notes of a series, if any, are not fungible with the notes of that series offered for U.S. federal income tax purposes, the additional notes have a separate CUSIP number.

We issued the notes in fully registered book-entry form without coupons and in denominations of €100,000 and integral multiples of €1,000 thereafter.

Principal of and interest on the notes are payable, and the notes are transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders thereof.

The 2024 notes, the 2029 notes and the 2031 notes are listed on the New York Stock Exchange under the symbols “SYK24A,” “SYK29” and “SYK31,” respectively. We have no obligation to maintain such listings, and we may delist any series of the notes at any time.

Elavon Financial Services DAC is paying agent for the notes. U.S. Bank National Association will is registrar and transfer agent for the notes. Upon notice to the trustee, we may change the paying agent, registrar or transfer agent.

Interest
The 2024 notes and 2031 notes bear interest from the date of issuance, payable annually on December 3 of each year, beginning December 3, 2020, and the 2029 notes bear interest from the date of issuance, payable annually on March 1 of each year, beginning March 1, 2021, to the persons in whose names such notes are registered at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or December 3, 2019, if no interest has been paid on the applicable series of notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

Exhibit 4(xx)

If any interest payment date would otherwise be a day that is not a business day, such interest payment date will be postponed to the next date that is a business day and no interest will accrue on the amounts payable from and after such interest payment date to the next business day. If the maturity date of any series of notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

Business Day
For purposes of the notes, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance in euro
All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default (as defined in the Indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors are subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them.

Exhibit 4(xx)
Optional Redemption
We may redeem the notes prior to November 3, 2024 in the case of the 2024 notes, December 1, 2028 in the case of the 2029 notes and September 3, 2031 in the case of the 2031 notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to the greater of:

1)100% of the principal amount of the applicable series of notes to be redeemed; or
2)an amount determined by the Quotation Agent (as defined below) equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) to November 3, 2024 with respect to the 2024 notes, December 1, 2028 with respect to the 2029 notes and September 3, 2031 with respect to the 2031 notes, discounted to the date of redemption on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate (as defined below)), plus 15 basis points with respect to the 2024 notes, 20 basis points with respect to the 2029 notes and 25 basis points with respect to the 2031 notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after November 3, 2024 in the case of the 2024 notes, December 1, 2028 in the case of the 2029 notes and September 3, 2031 in the case of the 2031 notes, we may redeem the applicable series of notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such series of notes, plus accrued and unpaid interest to, but not including, the redemption date.

The principal amount of any note remaining outstanding after a redemption in part shall be €100,000 or a higher integral multiple of €1,000. Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us (the “Quotation Agent”), a German government bund whose maturity is closest to the par call date, or if such Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bund as such Quotation Agent may, with the advice of three brokers of, and/or market makers in, German government bunds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

Exhibit 4(xx)
“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 A.M. (London time) on such business day as determined by the Quotation Agent selected by us.

Notice of any redemption will be sent (or, in the case of notes held in book-entry form, be transmitted electronically) at least 10 days but not more than 60 days before the redemption date to each registered holder of the applicable series of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable series of notes or portions thereof called for redemption. If less than all of the applicable series of notes are to be redeemed, the notes to be redeemed will be selected by the trustee in accordance with the standard procedures of the depositary. If the notes to be redeemed are not global notes then held by Euroclear or Clearstream, the trustee will select the notes to be redeemed on a pro rata basis. If the notes are listed on the NYSE or any other national securities exchange, the trustee will select notes in compliance with the requirements of the NYSE or other principal national securities exchange on which the notes are listed.

Notwithstanding the foregoing, if less than all of a series of notes is to be redeemed, no notes of such series of a principal amount of €100,000 or less shall be redeemed in part. If money sufficient to pay the redemption price on the series of notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of notes (or such portion thereof) called for redemption.

Special Mandatory Redemption
If we do not satisfy the minimum tender and other conditions in the Purchase Agreement and consummate the Wright Tender Offer on or prior to February 4, 2021, or if, prior to such date, we notify the trustee in writing that the Purchase Agreement has been terminated (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable (other than with respect to the 2029 notes). The 2029 notes will not be subject to the special mandatory redemption and will remain outstanding (unless otherwise redeemed) even if the Wright Tender Offer is not consummated on or prior to February 4, 2021. If a Special Mandatory Redemption Event occurs, we will be required to redeem each series of notes (other than the 2029 notes) in the manner set forth below in whole and not in part at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory

Exhibit 4(xx)
Redemption Date (as defined below) (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the Special Mandatory Redemption Date).

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than ten business days following such Special Mandatory Redemption Event) notify the trustee in writing of such event (such notice to include the officers’ certificate required by the Indenture), and the trustee shall, no later than five business days following receipt of such notice from us, notify the holders of each series of notes (such date of notification to such holders, the “Redemption Notice Date”) that all of the outstanding notes will be redeemed at the Special Mandatory Redemption Price on the third business day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the holders of the notes, in each case in accordance with the applicable provisions of the Indenture. At or prior to 12:00 p.m. (New York City time) on the business day immediately preceding the Special Mandatory Redemption Date, we will deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price for the notes. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date.

If we fail to pay the Special Mandatory Redemption Price, it will be an event of default with respect to each series of notes (other than the 2029 notes) under the Indenture.

Optional Redemption for Tax Reasons
The notes of any series may be redeemed at our option in whole, but not in part, on not less than 10 nor more than 60 days’ prior notice, at 100% of the principal amount of such series together with accrued and unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the original issue date with respect to the notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described below in “— Payment of Additional Amounts.”

Payment of Additional Amounts
All payments of principal, interest, and premium, if any, in respect of the notes are will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by

Exhibit 4(xx)
the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

We will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest in respect of the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

1)to the extent any tax, assessment or other governmental charge would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;
c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax-exempt organization, or a corporation that has accumulated earnings to avoid U.S. federal income tax;
d)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or
e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;
2)to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have

Exhibit 4(xx)
been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
3)to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
4)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
5)to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any notes, if such payment can be made without such withholding by any other paying agent;
6)to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of notes;
7)to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such note been presented for payment on any day during such 30-day period;
8)to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, whether currently in effect or as published and amended from time to time;
9)to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or
10)in the case of any combination of the above numbered items.

Exhibit 4(xx)
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we are not required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Optional Redemption for Tax Reasons,” the term “United States” means the United States of America, its territories and possessions, the states of the United States and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs in respect of a series of notes, unless we have exercised our right to redeem the notes of such series as described above under “—Optional Redemption or “Optional Redemption for Tax Reasons” or have been required to redeem the notes as described under “—Special Mandatory Redemption” we will be required to make an offer (a “Change of Control Offer”) to each holder of such series of notes to repurchase all or any part (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

Exhibit 4(xx)
We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:
•    accept for payment all notes or portions of notes (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) properly tendered pursuant to our offer;
•    deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and
•    deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) we have previously or concurrently mailed a redemption notice with respect to all of the outstanding notes as described under “Optional Redemption” above.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of any series validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making such an offer in lieu of us as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of

Exhibit 4(xx)
Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the Second Change of Control Payment Date.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions
“Below Investment Grade Rating Event” means the notes of such series are rated below Investment Grade by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the notes of such series are rated Investment Grade by at least one of such Rating Agency and are not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:
1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;
2)the adoption of a plan relating to our liquidation or dissolution;

Exhibit 4(xx)
3)the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or
4)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(i) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (ii) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the

Exhibit 4(xx)
meaning of Section 3(a) (62) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Certain Covenants

Limitation on Liens
The Indenture contains a covenant that we will not, and we will not permit any of our Restricted Subsidiaries to, issue, assume or guarantee any Indebtedness secured by any Mortgage upon any of our Principal Properties or those of any of our Restricted Subsidiaries without equally and ratably securing the notes (and, if we so determine, any other Indebtedness ranking equally with the notes) with such Indebtedness.

This covenant will not prevent us or any of our Restricted Subsidiaries from issuing, assuming or guaranteeing:
•any purchase money mortgage on such Principal Property prior to, simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such Principal Property or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;
•Mortgages on a Principal Property existing at the time of acquisition, including acquisition through merger or consolidation;
•Mortgages existing on the date of the initial issuance of the notes, Mortgages on assets of a corporation or other business entity existing on the date it becomes a Restricted Subsidiary or is merged or consolidated with us or a Restricted Subsidiary or at the time

Exhibit 4(xx)
the corporation or other business entity sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to us or a Restricted Subsidiary or Mortgages on the assets of a Subsidiary that is newly designated as a Restricted Subsidiary if the Mortgage would have been permitted under the provisions of this paragraph if such Mortgage was created while the Subsidiary was a Restricted Subsidiary;
•Mortgages in favor of us or a Restricted Subsidiary;
•Mortgages for taxes, assessments or governmental charges or levies that are not delinquent or that are being contested in good faith;
•Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanic’s, landlords’ and other similar Mortgages arising in ordinary course of business that are not delinquent or remain payable without penalty or that are being contested in good faith;
•Mortgages (other than any Mortgage imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
•Easements, rights-of-way, restrictions, encroachments, imperfections and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount and do not in any case materially detract from the value of the Principal Property subject thereto or materially interfere with the ordinary conduct of our and our Subsidiaries’ business, taken as a whole;
•Mortgages arising by reason of deposits with, or the giving of any form of security to, any governmental agency or anybody created or approved by law or governmental regulation, including any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
•Mortgages arising from filing Uniform Commercial Code financing statements relating solely to leases; and
•Mortgages to secure Indebtedness incurred to extend, renew, refinance or replace Indebtedness secured by any Mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced Indebtedness does not exceed the principal amount of Indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage (and, in the case of real property, improvements).

Limitations on Sale and Leaseback Transactions
The Indenture contains a covenant that we will not, and will not permit our Restricted Subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property owned or acquired thereafter that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such Principal Property, a “sale and leaseback transaction,” without

Exhibit 4(xx)
equally and ratably securing the notes (and, if we shall so determine, any other Indebtedness ranking equally with the notes), unless:
•within 180 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Principal Property at the time of such sale or transfer to any (or a combination) of (1) the prepayment or retirement (other than any mandatory prepayment or retirement) of our Senior Funded Debt or (2) the purchase, construction, development, expansion or improvement of other comparable property, subject in each case to credits for voluntary retirements of Senior Funded Debt; or
•we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Indebtedness secured by a Mortgage on such Principal Property, in an amount at least equal to the Attributable Debt in respect of the sale and leaseback transaction, without equally and ratably securing the notes pursuant to “—Limitation on Liens” described above.

The foregoing restriction will not apply to:
•any sale and leaseback transaction for a term of not more than three years including renewals;
•any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within three years after the later of (1) the date of the issuance of the notes under the Supplemental Indenture, or (2) the date such Principal Property was acquired;
•any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or
•any sale and leaseback transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries.

Exception to Limitations for Exempted Debt
Notwithstanding the limitations in the Indenture on liens and sale and leaseback transactions, we or our Restricted Subsidiaries may, in addition to amounts permitted under such restrictions and without equally and ratably securing the notes, create or assume and renew, extend or replace Mortgages, or enter into sale and leaseback transactions without any obligation to retire any Senior Funded Debt of us or any Restricted Subsidiary, provided that at the time of such creation, assumption, renewal, extension or replacement of a Mortgage or at the time of entering into such sale and leaseback transactions, and after giving effect thereto, Exempted Debt does not exceed 15% of our Consolidated Net Tangible Assets.

Exhibit 4(xx)
Definitions
For purposes of the Indenture:

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction as determined in good faith by us) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) that under generally accepted accounting principles would be included on a consolidated balance sheet of us and our consolidated Restricted Subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) investments in Unrestricted Subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined (1) Indebtedness of us and our Restricted Subsidiaries secured by a Mortgage and not permitted to exist under the Indenture and (2) Attributable Debt

Exhibit 4(xx)
of us and our Restricted Subsidiaries in respect of all sale and leaseback transactions not permitted under the Indenture.

“Funded Debt” means Indebtedness that matures more than one year from the date of creation, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means any and all of the obligations of a person for money borrowed that in accordance with generally accepted accounting principles would be reflected on the balance sheet of such person as a liability as of the date of which the Indebtedness is to be determined. Notwithstanding the foregoing, a change in generally accepted accounting principles subsequent to November 30, 2018 shall not be deemed an incurrence of Indebtedness.

“Investment” means any investment in stock, evidences of Indebtedness, loans or advances, however made or acquired, but does not include our account receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of Indebtedness, loans or advance made in connection with the sale to any Subsidiary of our accounts receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Principal Property” means all real property and improvements thereon owned by us or a Restricted Subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility, and improvements therein, having a net book value in excess of 2% of Consolidated Net Tangible Assets that is located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any real property and improvements thereon that our Board of Directors declares by resolution not to be of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means a Subsidiary that owns a Principal Property.

Exhibit 4(xx)
“Senior Funded Debt” means all Funded Debt (except Funded Debt, the payment of which is subordinated to the payment of the notes).

“Subsidiary” means a corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means the equity interest that ordinarily has voting power for the election of directors, managers or trustees of an entity, or persons performing similar functions, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

Consolidation, Merger and Sale of Assets
We may consolidate or merge with or into any other corporation, and we may sell or transfer all or substantially all of our assets to another corporation, provided, among other things, that (a) we are the surviving corporation or the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of, and premium, if any, and interest, if any, on the notes issued under the Indenture and the performance and observance of the Indenture and (b) we or such successor corporation shall not immediately thereafter be in default under the Indenture.

Events of Default
The following events are defined in the Indenture as “Events of Default”:
•default in the payment of any installment of interest on any series of notes for 30 days after becoming due;
•default in the payment of principal or premium, if any, of any series of notes when due;
•default in the deposit of any sinking fund payment, when due;
•default in the performance of any other covenant for 90 days after notice, which must be sent by either the trustee or holders of 25% of the principal amount of the notes of the affected series; and
•certain events of bankruptcy, insolvency or reorganization.

If an Event of Default occurs and continues with respect to a series of notes, either the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series may declare the entire principal amount of all the notes of such series to be due and payable; provided that, in the case of an Event of Default involving certain events of bankruptcy,

Exhibit 4(xx)
insolvency or reorganization, such acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.